REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of Fidelity Advisor Series II:

In planning and performing our audits of the financial statements of Fidelity Advisor High Income Fund and Fidelity Advisor High Income Advantage Fund (the "Funds"), each a fund of Fidelity Advisor Series II, for the year ended October 31, 2004 (on which we have issued our reports each dated December 21, 2004), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Funds internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Funds internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds internal control and their operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 2004.

This report is intended solely for the information and use of management, the Board of Trustees and Shareholders of Fidelity Advisor Series II, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Deloitte & Touche LLP

Boston, Massachusetts

December 21, 2004